UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2024

CARRIER GLOBAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39220	83-4051582
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13995 Pasteur Boulevard

Palm Beach Gardens, Florida 33418

(Address of principal executive offices, including zip code)

(561) 365-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	CARR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a regularly scheduled meeting on January 30, 2024, the independent members of the Board of Directors (the “Board”) of Carrier Global Corporation (“Carrier” or “we”) approved, following the recommendation of our Compensation Committee, the grant of a supplemental equity award (the “Supplemental Equity Award”) to our Chief Executive Officer, David Gitlin.

Under Mr. Gitlin’s leadership, Carrier is implementing a significant portfolio transformation to drive profitable growth and create substantial value for shareowners. Carrier is at a pivotal moment in this portfolio transformation with the acquisition of Viessmann Climate Solutions and the divestiture of its Fire & Security and Commercial Refrigeration businesses. The Supplemental Equity Award is designed to incentivize and support Mr. Gitlin’s long-term retention given his critical role in guiding this transformation and further positioning Carrier as the global leader in intelligent climate and energy solutions.

The Supplemental Equity Award is exclusively performance based with rigorous targets tied to adjusted earnings per share growth and stock price appreciation with vesting over five years, thereby linking it directly to retention as well as the Company’s long-term growth and further promoting the alignment of Mr. Gitlin’s compensation with long-term shareowner value creation. In approving the award, the Compensation Committee and the Board also considered the extremely competitive external market by direct peers and broader industrial companies for proven senior executive talent and high-profile CEOs such as Mr. Gitlin. Mr. Gitlin’s market attractiveness is further heightened by his leadership through a very successful period for Carrier, resulting in significant shareowner value creation since its spin-off into an independent company in April 2020. In addition to the required achievement of specific performance hurdles, the award delivers full value only if Mr. Gitlin remains with Carrier through 2029.

The Supplemental Equity Award was approved, with the advice and input from the Compensation Committee’s independent compensation consultant, which included a review of relevant benchmarking data and is in addition to Mr. Gitlin’s annual equity grant, which was approved on the same date.

The Supplemental Equity Award is in the form of (i) performance share units (“PSUs”), for 446,110 shares at target, and (ii) stock appreciation rights (“SARs”), for 1,725,330 shares underlying the grant, with an exercise price of $56.33 per share, which represents the closing price on the grant date. The number of PSU shares earned under the Supplemental Equity Award will be based on the level of performance achieved against adjusted earnings per share growth (“EPS Growth”) performance goals during the three-year performance period of 2024 through 2026 with payout ranging from 0% to 200% of the target number of shares. Earned PSUs are subject to time-based vesting and will vest in three equal annual installments in each of 2027, 2028 and 2029, subject to continuous employment through the vesting date. The SARs granted as part of the Supplemental Equity Award will cliff vest on the five-year anniversary of the grant date, subject to continuous employment through such date.

Upon a termination of employment for any reason (other than death or disability) absent a change in control of Carrier, Mr. Gitlin will forfeit his unvested SARs and PSUs. Upon a death or disability, Mr. Gitlin’s SARs and PSUs fully vest (with unvested PSUs vesting at target performance). If, in connection with a change in control, Mr. Gitlin’s unvested SARs and PSUs underlying the Supplemental Equity Award are replaced and Mr. Gitlin is terminated by Carrier for reasons other than for “cause” or Mr. Gitlin resigns for “good reason”, in either case, within the 24-months following such change in control, then all unvested SARs and PSUs underlying the Supplemental Equity Award will vest (with unvested PSUs vesting at the greater of target or actual performance achievement through the change in control date). There are no retirement-eligible provisions for such award.

Mr. Gitlin’s annual equity award for 2024 will continue to be delivered in the form of PSUs and SARs, with vesting three years from the grant date, subject to continuous employment. The number of PSU shares earned under the annual equity award will be based on the level of performance achieved against total shareholder return relative to a subset of industrial companies in the S&P 500 index. The annual equity awards are subject to the same qualifying termination and retirement provisions as prior annual equity awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2024	CARRIER GLOBAL CORPORATION

	By:	/s/ Kevin O’Connor
Name: Kevin O’Connor Title: Senior Vice President and Chief Legal Officer